Exhibit 10.1
April 13, 2020

Adam P. Symson
312 Walnut Street
Cincinnati, OH 45202

Re: Reduction in Base Salary

Dear Adam,

As agreed, in light of the business uncertainty created by the novel coronavirus (COVID-19), your annual base salary for 2020 is reduced as follows: (i) effective as of March 9, 2020, such salary is reduced from $1,200,000 to $1,000,000 and (ii) effective as of April 6, 2020, such salary is reduced from $1,000,000 to $850,000 ( together, the "Reduction").

The Reduction will remain in effect through December 31, 2020. Your salary will return to
$1,200,000 on January 1, 2021, unless you and the independent members of the Board of Directors agree to further amendments to your employment agreement.

By signing below, you acknowledge and consent to this Reduction, and further acknowledge and agree that you shall not have, and hereby waive, any right to resign for "Good Reason" (or any term of similar meaning) solely in connection with the Reduction, under any and all employment, compensation, and benefits agreements, programs, policies, and arrangements of the Company and its affiliates, including, without limitation, your employment agreement with the Company dated as of January 1, 2020.

We appreciate your continued support and dedication in helping the Company navigate the business and uncertainty created by COVID-19.

Sincerely,

THE E. W. SCRIPPS COMPANY /s/ Richard A. Boehne Richard A. Boehne, Chairman of the Board
Agreed and accepted /s/ Adam P. Symson Adam P. Symson	April 13, 2020 Date